Schedule 10.5 (b)
to the Share Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

To: Statoil ASA and Statpet AS

Statement of None Awareness

We refer to the Share Sale and Purchase Agreement (the “Agreement”) entered into on 15 December 2002 between Statoil ASA and Statpet AS on the one side and Norsk Teekay AS on the other side.

Words and expressions defined or used in the Agreement have the same meanings in this Schedule, unless the contrary is expressly stated or where those meanings would be clearly inconsistent in the relevant context.

We hereby represent and warrant that we are not aware of any facts or circumstances that could give raise to a claim against the Sellers under or in connection with the representations or warranties or otherwise under this Agreement.

[as at Closing] 2003
for and on behalf of

__________________
Norsk Teekay AS

_________________________
[name of authorised signatory]